EXHIBIT 99.1 TO FORM 8-K


                 United Medicorp, Inc. Provides Update To Prior
                Announcement Regarding Significant Business Risks

United Medicorp, Inc. (OTC Bulletin Board ticker symbol UMCI.OB) announced today that it has been provided additional information by new management at its largest customer.

Pete Seaman, CEO, stated, "This is to follow up our Press Release of October 22, 2003, in which we announced the resignation of our key contact at UMC's largest customer, Presbyterian Healthcare Services (PHS). On February 19, 2004, UMC management was provided new information during our first meeting with our new management contact at PHS.

All of the work currently performed by UMC for PHS will either be rebid or brought back in-house. PHS management is seeking to increase collections while reducing collection expenses as a percentage of funds collected. A Request For Proposal (RFP) will be released in the near future for each of three books of business currently outsourced to UMC. These are:

                                           Contribution To        % Of UMC's
Description Of Business                  UMC's 2003 Revenues    2003 Revenues
-----------------------                  -------------------    -------------

Early Out Claims Follow Up                     $279,827              7%
Early Out Patient Balance Collections          $370,784              9.5%
Bad Debt Patient Balance Collections           $927,275             23.8%

In addition, UMC management was informed by PHS management of plans to discontinue outsourcing a fourth book of business, Secondary Claims Billing And Follow Up, sometime in mid 2004. UMC's revenues during 2003 from this book of business totaled $855,679, which represented 22% of UMC's total revenues during 2003. In total, books of business representing about 62% of UMC's 2003 revenues are at risk.

UMC will be among about 20 vendors who will be requested to submit proposals for each of the three books of business described above. While the total volume of business that will be outsourced is expected to increase, each book of business will be split between two vendors. Because UMC management has not yet received the RFPs, we do not yet have specific information regarding the volume or attributes of the business to be outsourced.

UMC management intends to aggressively pursue a continuation of its business relationship with PHS by reducing our collection fee percentages to the greatest extent possible while maintaining our ability to provide quality service and continued excellent collection results. However, even if UMC is successful in retaining all of the books of business, which are subject to rebid, UMC management believes that despite increased volume the reduction in collection fee percentages could have a significant negative impact on UMC's profit margins. The loss of one or more of the books of business described above could have a material adverse financial impact on UMC.

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In conjunction with the expected loss of the Secondary Claims Billing And Follow
Up business later in 2004, should UMC not be selected to provide any of the services for which bids are being requested, UMC's financial performance would in all likelihood suffer a material adverse impact. While UMC has succeeded in completing the sale of several new customer contracts during the last six months, the combined revenues from these contracts are projected to represent only about 35% to 55% of the revenues that are currently subject to rebid or designated to be brought back in-house by PHS. If the Company is unable to retain a portion of the contracts with PHS, the Company may be required to adopt substantially different strategies than those in the existing business plan. These strategies may include, but are not limited to, actions such as reducing management and line employee headcount and compensation, restructuring existing financial obligations, seeking a strategic merger or acquisition, seeking the sale of the company, and/or seeking additional debt or equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms.

UMC management was informed that PHS management has set a target date for completing the evaluation of competitive bids and awarding the contracts for ongoing business in late March, 2004."

United Medicorp, Inc. provides extended business office services to healthcare providers nationwide.